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Exhibit 10.13

COINSURANCE AND YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

BETWEEN

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
West Des Moines, Iowa

AND

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA
Orlando, Florida

No.

COINSURANCE AND YEARLY RENEWABLE TERM REINSURANCE

ARTICLE I: PREAMBLE AND REINSURANCE PROVIDED

1.01	—	This is an Agreement of Coinsurance and Yearly Renewable Term Reinsurance between:
AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY West Des Moines, Iowa
(hereinafter referred to as the "Company")
and
HANNOVER LIFE REASSURANCE COMPANY OF AMERICA Orlando, Florida
(hereinafter referred to as the "Reinsurer")
whereby, the Reinsurer agrees to indemnify the Company for Covered Losses paid by the Company subject to all of the terms and conditions of this Agreement.

ARTICLE II: TERM, TERMINATION AND RECAPTURE

2.01	—	Effective Date: The Effective Date of this Agreement shall be 12:01 a.m., Central Standard Time, September 30, 2003.
2.02	—
Term: This Agreement shall remain in force and the Term of this Agreement shall be from the Effective Date until the earlier of (i) the date of decrement of the last contract holder of a Subject Business agreement, or (ii) the Recapture Date.
2.03	—
Termination and Recapture: The Company may terminate this Agreement and recapture all Subject Business reinsured hereunder at any time after March 31, 2004, by providing written notice to the Reinsurer by registered or certified mail, return receipt requested, at least one-hundred-twenty (120) days in advance, such notice to include the effective date of termination and recapture.

The Reinsurer may terminate this Agreement only if the Company fails to pay any amount due to Reinsurer by Company hereunder when due, subject to thirty (30) days' notice and demand for such payment by the Reinsurer.

The date on which this Agreement is terminated by the Company or by the Reinsurer as set forth in this Section 2.03 shall hereinafter be referred to as the "Recapture Date". On the Recapture Date, the Company shall pay to the Reinsurer the LCF from the last Accounting Period and as determined in accordance with Article VI below adjusted to include interest and applicable Risk Charge through the Recapture Date (the "Recapture Payment"). The parties acknowledge and agree that the Recapture Payment is made based upon the scheduled LCF (whether on Schedule C1 or C2, as applicable), and the parties agree to true-up the Recapture Payment by calculating the actual LCF as of the Recapture Date utilizing actual earned investment rates on the Assets, mortality experience, reserves, Funds Withheld Balance, and Experience Refunds in which case the parties agree to promptly pay the amount owing to the other based upon such true-up calculation. In the event the parties disagree as to the true-up calculation, the parties agree to submit the calculation to Milliman USA (Atlanta office), whose calculation shall be final and binding upon the parties, and whose costs and expenses the parties agree to share equally. Except for amounts owed, if any, by the Reinsurer to the Company pursuant to the true-up of the Recapture Payment, on and after the Recapture Date the Reinsurer shall be released from all past, current and future liabilities under this Agreement, except as expressly reserved by either of the parties by no later than the Recapture Date. The true-up calculation shall occur within thirty (30) days after the Recapture Payment is made.

To eliminate any doubt regarding the calculation of the Recapture Payment, the parties may look to the Letter of Intent dated December 19, 2002 relating to reinsurance agreement A-10102, between them as evidence of the manner in which the Subject Business may be recaptured and payment made to the Reinsurer.

ARTICLE III: REINSURANCE COVERAGE

3.01	—	Coverage:
		(a)	Section A—Coinsurance (Funds Withheld Basis): The Reinsurer shall indemnify the Company for Section A Covered Losses paid by the Company.
		(b)	Section B—YRT: The Reinsurer shall indemnify the Company for Section B Covered Losses paid by the Company.
3.02	—
Subject Business: Subject Business shall mean all contracts issued by the Company and listed on Schedule A1 attached hereto and incorporated herein. The coverage pertains only to that portion of the 2003 Subject Business not previously reinsured.
It is understood and agreed that the Company shall continue to administer the Subject Business during the Term of this Agreement.
3.03	—	Subject Losses:
(a)
Section A Subject Losses shall mean all benefits paid by the Company to contract holders of the Subject Business contracts, including surrender values paid, death benefits paid, and interest and premium bonuses credited in accordance with the terms of such Subject Business contracts. Section A Subject Losses shall not include rider benefits, extracontractual payments, extracontractual damages, loss adjustment expenses and other benefits not expressly specified under the terms of the Subject Business contracts.
(b)
Section B Subject Losses shall mean all surrender charges waived by the Company upon death of the contract holders of the Subject Business contracts, but only as respects that portion of the Subject Business that is not reinsured under Section A of this Agreement.

3.04	—	Covered Losses:
		(a)	Section A Covered Losses shall equal thirteen and 39/100 percent (13.39%) of Section A Subject Losses on Fixed Annuity policies.
(b)
Section B Covered Losses shall equal (i) eighty-six and 61/100 percent (86.61%) of Section B Subject Losses on Fixed Annuity policies and (ii) one hundred percent (100%) of Section B Subject Losses on Equity Index Annuity policies.
The Reinsurer's aggregate liability under this Agreement for Section B Covered Losses shall not exceed fifty million dollars ($50,000,000).
(c)
The sum of Section A Covered Losses and Section B Covered Losses shall hereinafter be referred to collectively as "Covered Losses". Section A Covered Losses and Section B Covered Losses shall pertain only to that portion of 2003 Subject Business not previously reinsured.
3.05	—
Coinsurance Funds Withheld Reserve. During the effectiveness of this Agreement and while the Reinsurer has reinsurance obligations to the Company hereunder, the Company agrees to maintain Assets in a segregated account, as listed in Schedule A2 hereto, with a book value (determined in accordance with Statutory Accounting Principles) at least equal to the Funds Withheld Balance.
		(a)	The Funds Withheld Balance shall equal the Coinsured Reserves for the Subject Business, as adjusted for the Net Cash Settlement determined in accordance with Article VII below.
(b)
The Company agrees to promptly supply the Reinsurer with investment reports, in a mutually agreed to format, compiled by a nonrelated third party detailing the Assets that are being maintained to back the Funds Withheld Balance.
(c)
The Funds Withheld Balance shall accrue Interest at a rate equal to the actual investment income realized on the Assets comprising the Funds Withheld Balance, including capital gains and losses, which shall be offset by a change in IMR (but only IMR created after the Effective Date).
3.06	—
Crediting Rates. The Company will be responsible for determining credited rates regarding the Subject Business; provided, however, that the Company shall notify the Reinsurer in writing of all credited rates as and when determined by the Company and the Reinsurer shall have ten (10) Business Days during which to object to any proposed increase in credited rates which case the Company shall not implement such increased credited rates. The parties agree to cooperate with each other to resolve the objections identified by the Reinsurer as soon as practicable to permit the Company to implement mutually agreeable credited rates of the Subject Business. To the extent the Reinsurer does not object to the credited rates within such ten (10) Business Day period, the credited rates of the Subject Business determined by the Company shall be deemed approved by the Reinsurer and the Company shall have the right to implement such credited rates. The Company agrees not to reduce credited interest rates of the Subject Business below contractual minimum levels.

ARTICLE IV: REINSURANCE PREMIUMS AND EXPENSE ALLOWANCES

4.01	—	Reinsurance Premium:
		(a)	Section A Reinsurance Premium shall equal thirteen and 39/100 percent (13.39%) of all single, first-year and renewal premiums received by the Company for the year 2003 on Subject Business.

		(b)	Section B Reinsurance Premium shall equal, for the Accounting Period commencing January 1, 2004, and each Accounting Period thereafter, the sum of the following:
(i)
for each Subject Business contract in force, the applicable rate from Schedule B attached hereto and incorporated herein, based on the contract holder's age at the nearest birthday at the beginning of that Accounting Period, multiplied by the Net Amount at Risk at the beginning of that Accounting Period; and
(ii) a policy fee of eighteen and 75/100 dollars ($18.75) for each Subject Business contract in force at the beginning of that Accounting Period.

"Net Amount at Risk" as used herein shall mean, as respects each Subject Business contract, the amount by which the account value payable to the beneficiary upon death of the contract holder exceeds the cash surrender value at such time.
(c)
The sum of Section A Reinsurance Premium and Section B Reinsurance Premium shall hereinafter be referred to collectively as the "Reinsurance Premiums". The Reinsurance Premiums for each Accounting Period shall be due and payable from the Company to the Reinsurer as part of the Settlement for that Accounting Period in accordance with Section 9.05.
4.02	—	Expense Allowances:
		(a)	Section A:
(i)
For the year 2003, the Section A First Year Expense Allowances shall equal the portion of the Section A Reinsurance Premium paid for that Accounting Period that relates to single and first-year premiums received by the Company.
(ii)
For each Accounting Period in 2004 and later years, the Section A Renewal Expense Allowances shall be equal to 86/100 dollars ($0.86) per contract plus 13.39% of the applicable premium taxes and agent commissions actually paid by the Company with respect for each Subject Business contract in force.
The Section A First Year Expense Allowances and the Section A Renewal Expense Allowances for each Accounting Period shall hereinafter be referred to collectively as the "Section A Expense Allowances".
		(b)	Section B: Section B Expense Allowances for each Accounting Period shall equal zero.
(c)
The Section A Expense Allowances and the Section B Expense Allowances for each Accounting Period shall hereinafter be referred to collectively as the "Expense Allowances". The Expense Allowances for each Accounting Period shall be due and payable from the Reinsurer to the Company as part of the Settlement for that Accounting Period in accordance with Section 9.05.
		(d)	All direct or allocable expenses or taxes are included in the Expense Allowances.

ARTICLE V: COINSURANCE RESERVES

5.01	—	Coinsurance Reserves: The Coinsurance Reserves at the end of each Accounting Period shall equal thirteen and 39/100 percent (13.39%) of the statutory reserves held for the Subject Business as of the end of that Accounting Period.

ARTICLE VI: LOSS CARRY FORWARD BALANCE

6.01	—	Loss Carry Forward Balance: The Loss Carry Forward ("LCF") on the Effective Date shall be equal to zero (0). The LCF at December 31, 2003 shall be an amount equal to the Cover A Coinsured Reserves on that date, as set forth on Schedule D. The LCF for each Accounting Period thereafter shall be the Target LCF or the Alternative LCF, as applicable, determined with reference to Schedule C1 and C2.
6.02	—
Target Risk Charge on LCF: If Company is not, and was not, in violation of one or more of the Financial Covenants at any time during that Accounting Period or any prior Accounting Periods, then the Target Risk Charge on the LCF at each Settlement Date shall equal (a) the Target Risk Charge Rate on that Settlement Date, multiplied by (b) the LCF on the prior Settlement Date.
6.03	—
Target Risk Charge Rate: The Target Risk Charge Rate at each Settlement Date shall equal (a) four and one-half percent (4.5%), multiplied by (b) the ratio of the number of days during that Accounting Period to three-hundred-sixty (360) days.
6.04	—
Alternative Target Risk Charge on Alternative LCF: If Company is or was in violation of one or more of the Financial Covenants at any time during that Accounting Period or any prior Accounting Periods, then the Alternative Target Risk Charge on the Alternative LCF at each Settlement Date shall equal (a) the Alternative Target Risk Charge Rate on that Settlement Date, multiplied by (b) the LCF on the prior Settlement Date.
6.05	—
Alternative Target Risk Charge Rate: The Alternative Target Risk Charge Rate at each Settlement Date shall equal (a) five and one-half percent (5.5%), multiplied by (b) the ratio of the number of days during that Accounting Period to three- hundred-sixty (360) days.

ARTICLE VII: NET CASH SETTLEMENT

7.01	—	Net Cash Settlement: The Net Cash Settlement for each Accounting Period shall be calculated on or before the Settlement Date for such Accounting Period in accordance with the illustration set forth in Schedule D attached hereto. If the Net Cash Settlement for an Accounting Period is greater than zero (0) and the Company is not, and was not, in violation of one or more of the Financial Covenants at any time during that Accounting Period or any prior Accounting Periods, an Experience Refund equal to (i) the Reinsurer's Statutory Profits on the Subject Business for the Accounting Period less (ii) the difference between (a) the Target LCF on the last day of the immediately preceding Accounting Period and (b) the Target LCF on the last day of the current Accounting Period less (iii) the Funds Brought Forward Balance, shall be paid by the Reinsurer to the Company as part of the Settlement for that Accounting Period in accordance with Section 9.05. If the Net Cash Settlement for an Accounting Period is greater than zero (0) and the Company is or was in violation of one or more of the Financial Covenants at any time during that Accounting Period or any prior Accounting Periods, an Experience Refund equal to (i) the Reinsurer's Statutory Profits on the Subject Business for the Accounting Period less (ii) the difference between (a) the Alternative Target LCF on the last day of the immediately preceding Accounting Period and (b) the Alternative Target LCF on the last day of the current Accounting Period less (iii) the Funds Brought Forward Balance, shall be paid by the Reinsurer to the Company as part of the Settlement for that Accounting Period in accordance with Section 9.05. If the Net Cash Settlement for an Accounting Period is less than zero (0), the absolute value of such Net Cash Settlement shall be added to the Funds Brought Forward Balance. The Funds Brought Forward Balance shall accrue with interest at a rate consistent with the interest rate of the Assets underlying the Subject Business and the Risk Charges set forth in Article VI.

For purposes of this Section 7.01, "Reinsurer's Statutory Profits" means the sum of (i) Section A Reinsurance Premium plus (ii) Section B Reinsurance Premium plus (iii) interest on the Coinsured Reserves minus (iv) Section A Covered Losses minus (v) Section B Covered Losses minus (vi) Expense Allowances minus (vii) the change in Coinsured Reserves between the last day of the immediately preceding Accounting Period and the last day of current Accounting Period. Also for purposes of this Section 7.01, "Funds Brought Forward Balance" shall be zero (0) on the Effective Date.

At the sole option of the Reinsurer, the Experience Refund may be recalculated at the end of any Accounting Period to include Settlements for all Accounting Periods in a calendar year. Upon any such recalculation of the Experience Refund, the Settlement will be recalculated accordingly and the parties agree to immediately pay each other amounts due based upon such recalculation.

To eliminate any doubt regarding the calculation of the Experience Refund, the parties may look to the Letter of Intent dated December 19, 2002, relating to reinsurance agreement A10102 between them as evidence of the manner in which the Experience Refund is calculated and paid to the Company.

ARTICLE VIII: FINANCIAL COVENANTS

8.01	—	Non-Compliance with Financial Covenants: The Company shall notify the Reinsurer within five (5) Business Days of any failure by the Company to comply with one or more of the Financial Covenants
8.02	—	Financial Covenants: The Financial Covenants are:
(a)
the Company shall maintain Risk Based Capital, as measured by the formula prescribed by the insurance department of the Company's state of domicile, of no less than one-hundred twenty-five percent (125%) of the Company Action Level;
		(b)	the Company shall maintain Total Surplus of no less than one-hundred-twenty-five-million dollars ($125,000,000);
(c)
there shall be no Change of Control of the Company, where "Change of Control" is signaled by the requirement that the Company, or the parent of the Company, file such change with any insurance department or with the Securities Exchange Commission;
(d)
there shall be no material change in the Company's underwriting guidelines from those in effect as of the Effective Date, unless the Company obtains the prior written approval of the Reinsurer to such change;
		(e)	there shall be no material change in the overall credit quality of the Company's investment portfolio from the Effective Date;
		(f)	the insurance financial strength rating of the Company as assigned by A.M. Best Company shall not be less than "B++";
		(g)	the Financial Leverage Ratio (as defined in Section 8.03) of the Company and its corporate parent combined shall not be greater than sixty percent (60%); and
		(h)	the Cash Coverage Ratio (as defined in Section 8.04) of the Company and its parent combined shall not be less than one-and-two-tenths (1.2).

8.03	—	Financial Leverage Ratio: The Financial Leverage Ratio at any time shall be determined as follows, with the result expressed as a percentage:
(a)
the sum of (i) the principal amount of loans outstanding at American Equity Investment Life Holding Company (the "Holding Company"), and (ii) the principal amount of loans outstanding at American Equity Investment Service Company (the "Service Company"), excluding any such loans that may be included in (a)(i) herein;
divided by
(b)
the sum of (i) the Company's Total Capital and Surplus, (ii) the Company's Asset Valuation Reserve, and (iii) the Company's Interest Maintenance Reserve, where items (i), (ii) and (iii) are the respective amounts as reported on the Company's most recent certified statutory financial statements.
8.04	—	Cash Coverage Ratio: The Cash Coverage Ratio at any time shall equal:
(a)
the sum of (i) amounts available to the Company at that time for dividends to stockholders in accordance with the statutes and regulations of the State of Iowa, (ii) any commissions paid by the Company to the Service Company during the current Accounting Period, (iii) investment income of the Holding Company, excluding income from investments in subsidiaries, during the current Accounting Period, (iv) cash operating expenses of the Holding Company during the current Accounting Period, and (v) restricted payments (dividends paid to shareholders) by the Holding Company during the current Accounting Period;
divided by
(b)
the sum of (i) interest on loans outstanding at the Holding Company, (ii) distribution by the Holding Company on trust preferreds, and (iii) twenty percent (20%) of the principal amounts of loans outstanding at the Holding Company and at the Service Company.

ARTICLE IX: REPORTS AND REMITTANCES

9.01	—	Company Reports: The Company shall provide to the Reinsurer, no less than three (3) Business Days prior to each Settlement Date, all information and data required by the Reinsurer to fulfill its obligations and rights under this Agreement and to satisfy its legal reporting requirements. A suggested format for such reporting is attached hereto as Schedule D. The Company shall also furnish to the Reinsurer, on a quarterly basis, a copy of its certified statutory financial statements at the time such statements are submitted by the Company to the regulatory authority in its state of domicile, and shall furnish the Reinsurer with a statement at the end of each Accounting Period that demonstrates the Company's compliance with the Financial Covenants.
9.02	—
Accounting Period: Accounting Period shall mean each calendar quarter during the Term of this Agreement. In the event the Recapture Date occurs at any time other than at the end of a calendar quarter, the last Accounting Period shall be the period from the beginning of that calendar quarter to the Recapture Date, both dates inclusive.
9.03	—	Settlement Dates: The Settlement Date for each Accounting Period shall be the fifteenth (15th) Business Day after the end of that Accounting Period.
9.04	—
Business Day: Business Day shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in, the State of Florida or the State of Iowa are authorized by law or executive order to close.

9.05	—
Settlement: The Settlement for each Accounting Period shall be calculated in accordance with Schedule D and Section 7.01. If the Settlement for an Accounting Period is greater than zero, then such Settlement shall be due and payable by the Reinsurer to the Company on the Settlement Date for that Accounting Period. If the Settlement is less than zero, then the absolute value of such Settlement shall paid in accordance with Section 7.01.

ARTICLE X: NET RETAINED LINES

10.01	—	Application of Other Reinsurance Proceeds: This Agreement applies only to that portion of insurance or reinsurance which, after the application of all reinsurance other than the reinsurance hereunder, the Company retains net for its own account. In calculating the amount of loss hereunder for which the Company shall be reimbursed, only the loss with respect to such retained portion shall be included.
10.02	—
Collection of Other Reinsurance Proceeds: The amount of the Reinsurer's liability hereunder shall not be increased by reason of the Company's inability to collect from any other reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other reinsurers, or otherwise.
10.03	—
Other Reinsurance: In order to provide that the Reinsurer's liability under this Agreement shall not be increased in any calendar year by a change in reinsurance ceded or recoverable by the Company, the reinsurance arrangements, including treaties, facultative certificates and interpretations with respect to obligations thereunder, which were in effect on September 30, 2003 are deemed to continue in effect for purposes of all computations hereunder.

ARTICLE XI: EXCLUSIONS

11.01	—	Extracontractual Damages: This Agreement does not cover extracontractual damages or extracontractual liability resulting from fraud, oppression, bad faith, strict liability, or negligent, reckless or intentional wrongs, or otherwise, on the part of the Company or its directors, officers, employees and agents. The following types of damages are examples of damages excluded under this Agreement for the conduct described above: actual damages, damages for emotional distress,punitive or exemplary damages and attorneys fees.
11.02	—
Insolvency Funds: The Reinsurer shall not be obligated to pay to the Company any share of any liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability. "Insolvency Fund" includes any guaranty or insolvency fund, plan, pool, association, or other arrangement howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person or part of all of any claim, debt, charge, fee or other obligation of any insurer, or its successors or assigns which has been declared to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
11.03	—	Dividends: The Reinsurer shall not participate in the determination of, nor reimburse the Company for, any policyholder or other dividends paid by the Company.

ARTICLE XII: INSOLVENCY

12.01	—	Reinsurer's Obligation: In the event of the insolvency of the Company, the reinsurance afforded by this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under the Subject Business, without diminution because of such insolvency, directly to the Company or its liquidator, receiver, conservator, or statutory successor.

12.02	—
Reinsurer's Notice and Defense of Claims: The Reinsurer shall be given written notice of the pendency of each claim or loss which may involve the reinsurance afforded by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceedings. The Reinsurer shall have the right to investigate each such claim or loss and interpose at its own expense, in the proceeding where the claim or loss is to be adjudicated, any defense which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. If more than one reinsurer is involved, such reinsurers may designate one reinsurer to act for all.
12.03	—
Defense Expense: The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
12.04	—
Offset: Any debts or credits, liquidated or unliquidated, in favor of or against either party on the date of the receivership or liquidation order (except where the obligation was purchased by or transferred to be used as an offset) are deemed mutual debts or credits and shall be set off with the balance only to be allowed or paid. Although such claim on the part of either party may be unliquidated or undetermined in amount on the date of the entry of the receivership or liquidation order, such claim will be regarded as being in existence as of such date and any credits or claims then in existence and held by the other party may be offset against it.
12.05	—
Rights of Parties: Nothing hereinabove set forth in this Article shall in any way change the relationship or status of the parties hereto, nor enlarge the obligations of any party to any other except as specifically hereinabove provided, to wit, to pay the statutory successor on the basis of the amount of liability determined in the liquidation or receivership proceeding, rather than on the basis of the actual amount of loss (dividends) paid by the liquidator, receiver, conservator, or statutory successor to allowed claimants. Nor, except as hereinabove specifically provided, shall anything in this Article in any manner create any obligation or establish any right against the Reinsurer in favor of any third parties or any other persons not parties to this Agreement.

ARTICLE XIII: ARBITRATION

13.01	—	Resolution of Disputes: As a condition precedent to any right arising under this Agreement, any dispute between the Company and the Reinsurer arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this Article. Either party may initiate arbitration of any dispute arising out of the provisions of this Agreement by giving written notice to the other party, by registered or certified mail, return receipt requested, of its intention to arbitrate and of its appointment of an arbitrator in accordance with Section 13.03.
13.02	—
Composition of Panel: Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of a notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Section 13.03 and Section 13.04.

13.03	—
Appointment of Arbitrators: The members of the arbitration panel shall be chosen from disinterested persons knowledgeable in the life insurance and life reinsurance business. The party requesting arbitration (hereinafter referred to as the "claimant") shall appoint an arbitrator and give written notice thereof, by registered or certified mail, return receipt requested, to the other party (hereinafter referred to as the "respondent") together with its notice of intention to arbitrate. Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the notice of intention to arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the claimant thereof in a like manner. Before instituting a hearing, the two arbitrators so appointed shall choose an umpire. If, within twenty (20) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be appointed by the president of the American Council of Life Insurers.
13.04	—
Failure of Party to Appoint Arbitrator: If the respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be appointed by the president of the American Council of Life Insurers, and shall then, together with the arbitrator appointed by the claimant, choose an umpire as provided in Section 13.03.
13.05	—
Choice of Law and Forum: Any arbitration instituted pursuant to this Article shall be held in Orlando, Florida, or in a location to be mutually agreed upon by the Company and the Reinsurer and the laws of the State of Iowa, without regard to its conflict of laws rules, shall govern the interpretation and application of this Agreement.
13.06	—
Submission of Dispute to Panel: Unless otherwise extended by the arbitration panel, or agreed to by the parties, each party shall submit its case to the panel within thirty (30) days after the selection of an umpire.
13.07	—
Procedure Governing Arbitration: All proceedings before the panel shall be informal and the panel shall not be bound by the formal rules of evidence. The panel shall have the power to fix all procedural rules relating to the arbitration proceeding. In reaching any decision, the panel shall give due consideration to the customs and usage of the insurance and reinsurance business.
13.08	—
Arbitration Award: The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding, which decision shall be in writing, stating the reasons therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding.
13.09	—
Cost of Arbitration: Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall jointly and equally bear with the other parties the expense of the umpire and the arbitration.
13.10	—	Limit of Jurisdiction: The arbitration panel does not have the jurisdiction to authorize any punitive damage awards between the parties.

ARTICLE XIV: AGREEMENT, AMENDMENTS AND MERGER

14.01	—	Agreement: This Agreement states the agreement originally made between the Company and the Reinsurer effective September 30, 2003. This Agreement supersedes all prior understandings and agreements of the parties, except that the Letter of Intent of December 19, 2002, shall be considered as evidence of the parties intent as to the meaning or application of any terms and conditions set forth herein when the Letter of Intent is referenced herein.

14.02	—
Amendments: This Agreement may be amended only by mutual consent of the parties expressed in a written addendum executed by the parties with the same formalities as this Agreement, and such addendum shall be deemed to be an integral part of this Agreement and binding on the parties hereto.
14.03	—
Merger Clause: The parties hereto acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and conditions. Further, the parties hereto agree that this Agreement is the complete and exclusive statement of the Agreement between the parties, superseding all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

ARTICLE XV: MISCELLANEOUS

15.01	—	Access to Records: The Reinsurer shall have the right to examine, at any reasonable time, all papers, books, accounts, documents and other records of the Company relating to the Subject Business. Upon request, the Company shall supply the Reinsurer, at the Reinsurer's expense, with copies of the whole or any part of such papers, books, accounts, documents and other records relating to the Subject Business. The Reinsurer's right of inspection under this Section 15.01 shall continue to exist after termination of this Agreement as long as one of the parties hereto has a claim against the other arising from this Agreement.
15.02	—	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.03	—
Currency: All payments hereunder shall be made in United States dollars. All monetary amounts herein are in United States dollars. All reports and accounts hereunder shall be rendered in United States dollars.
15.04	—
Disclosures and Approvals: The Company represents and warrants, with respect to this Agreement and the transactions hereunder and with respect to any insurance or reinsurance written or assumed by the Company which is covered by this Agreement and all transactions thereunder, that all disclosures and approvals which are necessary or appropriate under any law or regulation have been made or obtained, or will be made or obtained in a timely manner.
15.05	—
Errors and Omissions: Inadvertent errors and omissions of any nature made by either party shall neither increase nor reduce the liability of either party from what that liability would have been had no such error or omission taken place. Upon discovery, the party committing an error or omission shall correct such error or supply such omission retroactively to the time such error or omission occurred, and advise the other party thereof as soon as possible.
15.06	—
Parties to this Agreement: This Agreement is a reinsurance agreement solely between the Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will any party other than the Company and the Reinsurer have any rights under this Agreement, and the Company will be and shall remain the only party hereunder that is liable to any contract holder or beneficiary of any Subject Business contract.

This Agreement shall be binding upon all successors, assignees and transferees of the parties to this Agreement, provided, however, that neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by either party without the prior written consent of the other party.

15.09	—
Reliance on Information Supplied by the Company: The Company acknowledges that, at the Reinsurer's request, it has provided the Reinsurer, prior to execution of this Agreement by the parties, with the information described in Schedule D attached hereto and incorporated herein (hereinafter, the "Company Information"). The Company represents that any assumptions the Company made in preparing the Company Information were based upon informed judgment and are consistent with sound actuarial principles. The Company represents that all factual information contained in the Company Information was, as of the date provided, complete and accurate in all material respects to the best of the Company's knowledge and belief. The Reinsurer has relied on Company Information and the foregoing representations in entering into this Agreement.
15.10	—
Right of Offset: Both the Company and the Reinsurer shall have, and may exercise at any time, the right to offset any balance or balances due the other. Such offset may include balances due under this Agreement, regardless of whether such balances are in respect of premiums, or losses or otherwise, and regardless of the capacity of any party, whether as reinsurer or reinsured or otherwise, under the various agreements involved.
15.11	—
Taxes: The Company shall be liable for all taxes, except income and profit taxes of the Reinsurer, on amounts paid to the Reinsurer under the terms of this Agreement, and shall indemnify and hold the Reinsurer harmless for any taxes which the Reinsurer may become obligated to pay on the Company's behalf.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives,

        In West Des Moines, Iowa, this              day of                         , 2003

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

By:	By:

Name:	Name:

Title:	Title:

        And in Orlando, Florida this              day of                         , 2003

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A1—
SUBJECT BUSINESS CONTRACTS (TYPES)

Section A Covered Forms
Bravo	FPDA-5	FPDA-7
FPDA-2+7	GFIR	FPDA-8
FPDA-0	SPDA-1
FPDA-1	SPDA-1
FPDA-2	SPDA-2
FPDA-2Plus	Super-7
FPDA-3	SPDA-6
FPDA-4	FPDA-6
Section B Covered Forms
Bravo	Index-2000	FPDA-7
FPDA-2+7	Index-2001	FPDA-8
FPDA-0	Index-2002	Index-4
FPDA-1	Index-13	Index-6
FPDA-2	Index-15	Index-10
FPDA-2Plus	Index-17	Index-16
FPDA-3	Index-18
FPDA-4	Index-19
FPDA-5	Index-22
GFIR	Index-23
SPDA-1	Index-24
SPDA-1	Index-25
SPDA-2	Index-5
Super-7	Index-8
SPDA-6	FPDA-6

SCHEDULE A2—
ASSETS IN SEGREGATED ACCOUNT

SCHEDULE B—
RATES BY AGE (NEAREST BIRTHDAY)

        YRT Base Rates by Age Nearest Birthday

        Table rates are quarterly amounts payable ("QRT" = Quarterly Renewable Term) per 1,000 net amount at risk.

AGE	RATE	AGE	RATE	AGE	RATE
0	0.018713	35	0.004856	69	0.061219
1	0.001444	36	0.005100	70	0.066431
2	0.001031	37	0.005325	71	0.071981
3	0.000750	38	0.005531	72	0.077981
4	0.000619	39	0.005681	73	0.084431
5	0.000544	40	0.005850	74	0.091425
6	0.000506	41	0.006075	75	0.099000
7	0.000469	42	0.006394	76	0.107288
8	0.000413	43	0.006825	77	0.116381
9	0.000356	44	0.007350	78	0.125794
10	0.000281	45	0.007950	79	0.137419
11	0.000300	46	0.008606	80	0.149775
12	0.000450	47	0.009300	81	0.163650
13	0.000788	48	0.009975	82	0.179363
14	0.001219	49	0.010706	83	0.217106
15	0.001706	50	0.011494	84	0.233681
16	0.002175	51	0.012394	85	0.251606
17	0.002531	52	0.013519	86	0.271481
18	0.002756	53	0.014888	87	0.291638
19	0.002850	54	0.016463	88	0.311588
20	0.002925	55	0.018225	89	0.331875
21	0.003056	56	0.020081	90	0.353400
22	0.003131	57	0.022088	91	0.377344
23	0.003169	58	0.024244	92	0.403913
24	0.003244	59	0.026588	93	0.432750
25	0.003263	60	0.029081	94	0.462019
26	0.003300	61	0.035681	95	0.490294
27	0.003375	62	0.034594	96	0.514463
28	0.003488	63	0.037613	97	0.537263
29	0.003656	64	0.040856	98	0.558694
30	0.003844	65	0.044269	99	0.578756
31	0.004013	66	0.047944	100	0.597469
32	0.004181	67	0.051956	101	0.614850
33	0.004388	68	0.056381	102	0.625000
34	0.004594

        Add $18.75 quarterly policy fee.

SCHEDULE C1—
TARGET LCF BALANCE

and

SCHEDULE C2—
ALTERNATIVE TARGET LCF BALANCE

	5-year	3-year
Quarterly Amort
	6.40%	6.40%
9/30/2003	30,000,000.00	30,000,000.00
12/31/2003	30,000,000.00	30,000,000.00
3/31/2004	28,710,653.44	27,707,691.56
6/30/2004	27,401,154.74	25,379,554.95
9/30/2004	26,071,188.92	23,015,030.19
12/31/2004	24,720,436.09	20,613,548.53
3/31/2005	23,348,571.35	18,174,532.35
6/30/2005	21,955,264.73	15,697,395.00
9/30/2005	20,540,181.10	13,181,540.65
12/31/2005	19,102,980.09	10,626,364.16
3/31/2006	17,643,316.01	8,031,250.95
6/30/2006	16,160,837.76	5,395,576.81
9/30/2006	14,655,188.78	2,718,707.78
12/31/2006	13,126,006.90	(0.00)
3/31/2007	11,572,924.32
6/30/2007	9,995,567.47
9/30/2007	8,393,556.95
12/31/2007	6,766,507.43
3/31/2008	5,114,027.57
6/30/2008	3,435,719.88
9/30/2008	1,731,180.69
12/31/2008	(0.00)

SCHEDULE D—
NET SETTLEMENT CALCULATION AND REPORT FORMAT

13.39%
Section A Cover: Coins.
Prems	32,010,571.37	154,548.99
Inv. Income	—	468,892.02
Benefits	418,690.57	447,137.88
Allowances	31,591,880.80	53,191.02
Incr in Res.	30,000,000.00	146,400.79
Section A Gain	(30,000,000.00)	(23,288.69)
Reserve	30,000,000.00	30,146,400.79

Section B Cover: YRT
Fund Value		1,195,635,592
Cash Value		1,045,563,425
Net Amt at Risk		150,072,167
Mort Rates
Mort Cost
YRT premium
Sched B YRT Premium /K for initial age =
YRT Premium		15,095,097.94
Covered Losses		676,057.00
Section B Gain		14,419,040.94

Combined Covers
Experience Refund
NRG—Net Reins Gain	(30,000,000.00)	14,395,752.25
Earned Interest on LCF		468,892.02
Change in LCF		—
LCF Adjustment		468,892.02
Funds Brought Forward Balance
Loss Carry Forward Balance (LCF)	30,000,000.00	30,000,000.00
DP—Distributable Profits = NRG—RC—LCFA		13,589,360.23
PS—Profit Share percentage		100%
ER—Experience Refund = PS * DP		13,589,360.23

Settlements
Net due reinsurer prior to funds withheld adjustment		483,900.79
Funds Withheld Adjustment
Beginning funds withheld (by cedent)		—
Interest on funds withheld @		—
Change in funds withheld		(146,400.79)
Ending funds withheld		146,400.79
Net cash settlement (due reins)		337,500.00
		337,500.00

SCHEDULE D—Continued
NET SETTLEMENT CALCULATION AND REPORT FORMAT

Premium Ceded	32,010,571.37	15,249,646.93
Benefits Ceded	(418,690.57)	(1,123,194.88)
Allowances	(31,591,880.80)	(53,191.02)
Interest on Funds Withheld
Experience Refund	—	(13,589,360.23)

Net Due to Reinsurer	—	483,900.79
Cash Settlement	—	337,500.00
Income Statement
Increase In Reserves	30,000,000.00	146,400.79
Investment Income Due to Reinsurer	—
Change in Ending Funds Withheld	—	(146,400.79)
Interest on Funds Withheld	—	—
Risk Charge	—	(337,500.00)

Total Impact to American Equity	30,000,000.00	(337,500.00)

QuickLinks

COINSURANCE AND YEARLY RENEWABLE TERM REINSURANCE
ARTICLE I: PREAMBLE AND REINSURANCE PROVIDED
ARTICLE II: TERM, TERMINATION AND RECAPTURE
ARTICLE III: REINSURANCE COVERAGE
ARTICLE IV: REINSURANCE PREMIUMS AND EXPENSE ALLOWANCES
ARTICLE V: COINSURANCE RESERVES
ARTICLE VI: LOSS CARRY FORWARD BALANCE
ARTICLE VII: NET CASH SETTLEMENT
ARTICLE VIII: FINANCIAL COVENANTS
ARTICLE IX: REPORTS AND REMITTANCES
ARTICLE X: NET RETAINED LINES
ARTICLE XI: EXCLUSIONS
ARTICLE XII: INSOLVENCY
ARTICLE XIII: ARBITRATION
ARTICLE XIV: AGREEMENT, AMENDMENTS AND MERGER
ARTICLE XV: MISCELLANEOUS
SCHEDULE A1— SUBJECT BUSINESS CONTRACTS (TYPES)
SCHEDULE A2— ASSETS IN SEGREGATED ACCOUNT
SCHEDULE B— RATES BY AGE (NEAREST BIRTHDAY)
SCHEDULE D— NET SETTLEMENT CALCULATION AND REPORT FORMAT
SCHEDULE D—Continued NET SETTLEMENT CALCULATION AND REPORT FORMAT